Exhibit 10.17

PURCHASE CONTRACT

June 9, 2026

BUYER

Cheetah Net Supply Chain Service Inc.

Address: 8707 Research Drive, Irvine, CA 92618

SELLER

Eurosun Holdings Inc Corporation

Address:

Buyer agrees to purchase and Seller agrees to sell the Goods described herein, subject to the terms and conditions set forth in this Contract.

1.	GOODS

The Goods under this Contract are 12ft LED light strips with IR Controller, in a total quantity of 100,000 units. The description, quantity, unit price and amount are as follows:

Item	Description	Qty.	Unit Price	Amount
LED Strip	12ft LED light strip with IR Controller	100,000	USD 1.99409	USD 199,409.00

2.	CONTRACT PRICE

The total Contract Price is United States Dollars One Hundred Ninety-Nine Thousand Four Hundred Nine Only (USD 199,409.00). Unless otherwise agreed in writing, the Contract Price includes all costs and expenses required for Seller to make the Goods available in accordance with the agreed delivery arrangements.

3.	PAYMENT TERMS

Buyer shall pay 100% of the Contract Price in advance. Payment shall be made by T/T to the bank account designated by Seller in writing. Payment shall be deemed made when the applicable funds have been successfully remitted and credited to Seller’s designated account.

Authorized Collection Account

Account Name: [*]

Account No.: [*]

Bank: [*]

Bank Address: [*]

Routing No.: [*]

4.	DELIVERY TERM; BILL-AND-HOLD

The Parties agree that this transaction is on a bill-and-hold basis. The Goods are in stock and shall be separately identified and held by Seller for Buyer following full payment. Buyer shall arrange for collection or shipment of the Goods within thirty (30) calendar days following Seller’s receipt of the full Contract Price. Pending such collection or shipment, Seller shall hold the Goods for the sole benefit of Buyer and shall not substitute, use, sell, pledge, transfer or otherwise dispose of the Goods after title has passed to Buyer.

5.	TITLE AND RISK OF LOSS

Title to the Goods and all risk of loss of or damage to the Goods shall pass to Buyer upon Seller’s receipt of the full Contract Price. From that time, the Goods shall be deemed fully sold and transferred to Buyer, notwithstanding that they may remain in Seller’s physical custody pending Buyer’s collection or shipping instructions. Seller shall thereafter hold and safeguard the Goods solely as custodian for and on behalf of Buyer until the Goods are physically released to Buyer or Buyer’s designated carrier.

6.	IDENTIFICATION, SEGREGATION AND CUSTODY OF GOODS

Upon receipt of full payment, Seller shall clearly identify the Goods as belonging to Buyer and shall maintain the Goods in a condition suitable for shipment. Seller shall keep the Goods free and clear of any lien, security interest, pledge, claim or other encumbrance and shall, upon reasonable request, provide Buyer with confirmation that the Goods remain available and held for Buyer.

7.	INSPECTION AND ACCEPTANCE

Buyer may, at its own cost, inspect the Goods directly or through a third party before physical release. Any inspection or failure to inspect shall not reduce or discharge Seller’s obligations concerning product quality, conformity, quantity or warranty under this Contract. Acceptance of physical delivery shall not waive claims for latent defects or non-conformities that could not reasonably have been discovered upon inspection.

8.	PRODUCT QUALITY AND WARRANTY

Seller expressly warrants that all Goods shall conform in all respects to the requirements and specifications set forth in this Contract and any other written specifications mutually agreed upon by the Parties, including applicable requirements concerning materials, workmanship, design, manufacturing and packaging. The Goods shall be free from defects in quality, workmanship and design. Seller shall remain responsible for product quality through production, delivery, acceptance and any applicable warranty period, and such obligations shall not be reduced or discharged by Buyer’s inspection or acceptance of the Goods.

9.	CLAIMS AND LIABILITY

Seller shall be responsible for claims, losses, costs, expenses and liabilities arising from: (a) defects or non-conformity of the Goods; (b) Seller’s failure to make the Goods available or otherwise perform its delivery obligations in accordance with this Contract; (c) infringement of third-party intellectual property rights by the Goods; or (d) Seller’s other breach of this Contract. Recoverable amounts may include reasonable costs of returns, replacements, refunds, discounts, expedited transportation, recalls and reasonable legal or claim-handling expenses to the extent caused by Seller’s breach or defective Goods.

10.	CLAIMS PROCEDURE

If Buyer receives a claim from its customer or an overseas importer concerning product quality, conformity or delivery, Buyer shall notify Seller and provide reasonable supporting documentation. Buyer may take commercially reasonable remedial measures to mitigate losses or protect its customer relationship. Seller shall reasonably cooperate in investigating and resolving the claim and shall reimburse Buyer for substantiated amounts for which Seller is responsible under this Contract within fifteen (15) business days after receipt of supporting documentation.

11.	FORCE MAJEURE

Neither Party shall be liable for a failure or delay in performance to the extent caused by events beyond its reasonable control, including natural disasters, fire, flood, war, governmental action, embargo, strikes or major transportation disruptions. A Party claiming Force Majeure shall notify the other Party promptly and provide reasonable supporting information. Force Majeure shall not excuse obligations that arose before the event.

12.	GOVERNING LAW

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict-of-laws principles.

13.	DISPUTE RESOLUTION

Any dispute, controversy or claim arising out of or relating to this Contract shall first be addressed through good-faith negotiations. If the dispute cannot be resolved, each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Orange County, California, and waives any objection based on venue or forum non conveniens.

14.	LANGUAGE AND EFFECTIVENESS

This Contract is executed in English. Electronic signatures, scanned copies and electronically exchanged signature pages shall have the same effect as originals.

15.	SIGNATURES

The authorized representatives of the Parties have executed this Contract as of the date first written above.

BUYER	SELLER
Cheetah Net Supply Chain Service Inc.	Eurosun Holdings Inc Corporation

Authorized Representative:	Authorized Representative:

/s/ Huan Liu	/s/ Yu Shen

Date: 06/09/2026	Date:
06/09/2026